Exhibit 99.1

                                [GRAPHIC OMITTED]

         FIRST MONTAUK APPOINTS NEW DIRECTOR AND CHIEF OPERATING OFFICER

Red Bank, NJ - January 5, 2007 - First Montauk Financial Corp. (OTC/BB: FMFK), a nationwide provider of investment services through independent financial professionals, today announced the appointment of Phillip P. D'Ambrisi to the Company's Board of Directors as well as his appointment as Chief Operating Officer of the Company. Mr. D'Ambrisi has been Chief Operating Officer of First Montauk Securities Corp., the Company's principal subsidiary, since August, 2006. Mr. D'Ambrisi fills one of the vacancies on the Board created by the resignations of Herbert Kurinsky and William J. Kurinsky in November 2006.

"We are extremely pleased that Phil has agreed to serve on the Company's Board of Directors. He is a seasoned executive who has brought a wealth of industry experience to our management team and is a welcome addition to the Board," commented Victor K. Kurylak, President and Chief Executive Officer.

Mr. D'Ambrisi, 49, has over twenty-five years of management experience in the financial services industry. Most recently, he served as Senior Vice President and Chief Operating Officer of Horner, Townsend & Kent, Inc., a subsidiary of The Penn Mutual Life Insurance Company. Previously, from 1989 to 2004 Mr. D'Ambrisi was employed by MONY Securities Corporation a subsidiary of The MONY Group, initially as a Senior Vice President and Chief Operating Officer from 1989 to 1999 and then as the President and Chief Executive Officer from 1999 to 2004. He has also worked in various management positions at Mutual of New York, Securities Settlement Corporation and Dean Witter Reynolds, Inc. Mr. D'Ambrisi is a graduate of Rutgers University and holds NASD Series 7, 63 and 24 licenses.

Montauk Financial Group is a service mark of First Montauk Securities Corp., Member NASD/SIPC. First Montauk Financial Corp. is the parent company of First Montauk Securities Corp., a registered securities broker/dealer headquartered in Red Bank, NJ. Additional information is available at the Company's website at www.montaukfinancial.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to the Company's estimated or anticipated future results or other non-historical facts are forward-looking and reflect the Company's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in each Company's Securities and Exchange Commission filings, including each Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date of this release. Each of the Companies undertake no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

First Montauk Financial Corp.
Victor K. Kurylak, President and Chief Executive Officer
(800) 876-3672, ext. 4230 info@montaukfinancial.com